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                         February 10, 2021

       Robert Wiley
       Chief Financial Officer
       AMMO, INC.
       7681 East Gray Road
       Scottsdale, AZ 85260

                                                        Re: AMMO, INC.
                                                            Registration
Statement on Form S-3
                                                            File No. 333-252786
                                                            Filed on February
5, 2021

       Dear Mr. Wiley:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Anne
McConnell at 202-551-3709 with any questions.




                         Sincerely,


                         Division of Corporation Finance

                         Office of Manufacturing